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                                                                     Exhibit 3.6


                         LIMITED LIABILITY COMPANY AGREEMENT

                                          OF

                              BIG CITY RADIO-LA, L.L.C.


          This Limited Liability Company Agreement (this "Agreement") of BIG CITY RADIO-LA, L.L.C., is entered into as of the 18th day of December, 1997, by Big City Radio, Inc., a Delaware corporation, as member (the "Member").

          The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (6 DEL.C. Section 18-101, ET SEQ.) (the "Act"), and hereby agrees as follows:

          1. NAME. The name of the limited liability company formed hereby is BIG CITY RADIO-LA, L.L.C. (the "Company").

          2. PURPOSE. The Company is formed for the sole object and purpose of, and the nature of the business to be conducted and promoted by the Company is, owning and controlling the licenses (the "Licenses") granted by the Federal Communications Commission to the Company to operate FM broadcast radio stations under the call signs KLYY-FM, Arcadia, California; KVYY-FM, Ventura, California; and KSYY-FM, Fallbrook, California, and engaging in any and all activities necessary or incidental to the foregoing.

          3. REGISTERED OFFICE. The address of the registered office of the Company in the State of Delaware is 1013 Center Road, Wilmington, Delaware 19805.

          4. REGISTERED AGENT. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporate Service Corporation, 1013 Center Road, Wilmington, Delaware 19805.

          5. MEMBERS. The name and the business, residence or mailing addresses of the Member is as follows:

          Name                               Address
          ----                               -------

   Big City Radio, Inc.                 11 Skyline Drive
                                        Hawthorne, NY  10532

          6. POWERS. The business and affairs of the Company shall be managed by the Member. The Member shall have the power and authority to do any



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and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers and authorities, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware. In connection with the foregoing, the Member is hereby authorized and empowered to act through its officers and employees and other persons designated by the Member in carrying out any and all of its powers and authorities under this Agreement, and to delegate any and all of the powers and authorities that the Member possesses under this Agreement to any of its officers and employees and to any other person designated by the Member. Arnold
L. Wadler, Dennis E. Codlin and Valerie Demont are hereby designated as authorized persons, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The Company may
(i) acquire, hold and dispose of interests (whether by the making of investments or otherwise and on such terms and conditions as the Member may determine) in other entities, including as a partner of a partnership, a member of a limited liability company and a stockholder of a corporation, and (ii) borrow money, guarantee indebtedness or grant liens on its assets (on such terms and conditions as the Member may determine) in connection with its business.

          7. DISSOLUTION. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the dissolution or liquidation of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

          8. CAPITAL CONTRIBUTIONS. The Member has contributed the Licenses to the Company. The Member has contributed no other property to the Company.

          9. ADDITIONAL CONTRIBUTIONS. The Member is not required to make any additional capital contribution to the Company.

          10. ALLOCATION OF PROFITS AND LOSSES. The Company's profits and losses shall be allocated in proportion to the capital contribution of the Member.

          11. DISTRIBUTIONS. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Such distributions shall be allocated to the Member in the same proportion as its then capital account balance.

          12. ASSIGNMENTS. The Member may assign in whole or in part its limited liability company interest. An assignee of limited liability company interest


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shall become a member of the Company upon satisfaction of the conditions set forth in Section 13 of this Agreement.


          13. ADMISSION OF ADDITIONAL MEMBERS. One (1) or more additional members of the Company may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional member of the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have more than one member and each additional member shall execute and deliver a counterpart of this Agreement, as amended.

          14. LIABILITY OF MEMBER. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

          15.  NO CERTIFICATES OF LIMITED LIABILITY COMPANY INTERESTS.     The
Company shall not issue certificates of limited liability company interest evidencing the limited liability company interest of the Member or any additional members in the Company. The Company shall not elect at any time that its membership interests be treated as uncertificated securities pursuant to
Article 8-103(c) of the Uniform Commercial Code.

          16. GOVERNING LAW. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.










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          IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date and year first aforesaid.

                              BIG CITY RADIO, INC.


                              By: /s/ Paul R. Thomson
                                 ----------------------------------------
                                 Name:  Paul R. Thomson
                                 Title: Vice President and Chief Financial
                                        Officer
























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